Exhibit 99.3

Consent of iResearch Consulting Group

March 4, 2014

Tuniu Corporation

Tuniu Building, No. 699-32

Xuanwudadao, Xuanwu District

Nanjing, Jiangsu Province 210042

People’s Republic of China

Ladies and Gentlemen:

We, iResearch Consulting Group, hereby consent to references to our name, information, data and statements from our databases, research reports and amendments thereto, in (i) the regulatory filings of Tuniu Corporation (the “Company”) and its subsidiaries and affiliates with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and (ii) on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with any securities offerings and other marketing and fundraising activities.

Yours faithfully

iResearch Consulting Group

/s/ iResearch Consulting Group